Exhibit (b)(1)

PNC Bank, National Association 249 Fifth Avenue Pittsburgh, PA 15222	TPG Specialty Lending, Inc. 345 California Street, Suite 3300 San Francisco, CA 94104	Tennenbaum Capital Partners, LLC 2951 28th Street Suite 1000 Santa Monica, CA 90405

CONFIDENTIAL

April 27, 2017

Asentinel, LLC

c/o Marlin Equity Partners

338 Pier Avenue, Suite 4325

Hermosa Beach CA 90254

Project Titan

$200 Million Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised PNC Bank, National Association (“PNC”), Tennenbaum Capital Partners, LLC (“Tennenbaum”) and TPG Specialty Lending, Inc. (“TPG” and, together with PNC and Tennenbaum, “we,” “us” or the “Commitment Parties”) that Asentinel, LLC, a Delaware limited liability company (“Borrower” or “you”), and a wholly-owned subsidiary of Marlin Equity Partners and its affiliates (the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”), intends to acquire as set forth in the Tender Offer Documents (as defined on Exhibit A) (the “Acquisition”), directly or indirectly, all of the outstanding share capital of an entity previously identified to us by you as “Titan” (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the summary of principal terms and conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”).

1.             Commitments.

In connection with the Transactions, (a) PNC is pleased to advise you of its commitment to provide (i) $10,000,000 of the aggregate principal amount of the Revolving Facility (as defined in Exhibit A) and (ii) $50,000,000 of the aggregate principal amount of the Term Facility (as defined in Exhibit A), (b) Tennenbaum is pleased to advise you of its commitment to provide through one or more of its managed funds $70,000,000 of the aggregate principal amount of the Term Facility and (c) TPG is pleased to advise you of its commitment to provide $70,000,000 of the aggregate principal amount of the Term Facility, in each case, subject only to the satisfaction or waiver of the conditions referenced in Section 6 of this Commitment Letter.

2.             Titles and Roles.

It is agreed that (a) Tennenbaum and TPG will act as joint lead arrangers (in such capacity, the “Lead Arrangers”) for the Credit Facilities (as defined in Exhibit A), (b) PNC, Tennenbaum and TPG will act as joint bookrunners for the Credit Facilities (together with any other joint bookrunners appointed pursuant to this paragraph, each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), (c) PNC will act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facilities, and (d) Obsidian Agency Services, Inc. will act as sole collateral agent (in such capacity, the “Collateral Agent”) and syndication agent (in such capacity, the “Syndication Agent”) for the Credit Facilities. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree.

Exhibit (b)(1)-1

3.             Syndication.

The Joint Bookrunners reserve the right, prior to, on or after the Closing Date (as defined below), to syndicate all or a portion of the commitments of the Commitment Parties hereunder to a group of banks, financial institutions and other institutional lenders identified by the Joint Bookrunners in consultation with you and subject to your prior consent (such consent not to be unreasonably withheld, conditioned or delayed) (together with the Commitment Parties, the “Lenders”); provided that we will not syndicate, participate or otherwise assign any of our respective commitments to (a) Competitors (as defined below), (b) certain banks, financial institutions, other institutional lenders and investors and other entities that are identified in writing by you on or prior to the date hereof and (c) as to any entity referenced in each case of clauses (a) and (b) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates reasonably identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (a), (b) and (c) above collectively, the “Disqualified Lenders”). “Competitor” means any of Holdings’ or its subsidiaries’ competitors (including such entities’ (i) direct and indirect parent companies, and (ii) subsidiaries) as reasonably determined by the Borrower and identified in writing to Administrative Agent prior to the date of the Commitment Letter (as such list may be amended from time to time with the written consent of all of the Lenders, such consent to be provided in the Lenders’ sole discretion). Notwithstanding the Joint Bookrunners’ right to syndicate the Credit Facilities and receive commitments with respect thereto, unless you otherwise agree in writing (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding under the Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Commitment Parties) with respect to all or any portion of any Commitment Party’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date has occurred, and (iii) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Credit Facilities on the Closing Date has occurred. Notwithstanding the foregoing, we agree that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event will the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.

Except as otherwise expressly provided herein, the Joint Bookrunners will, in consultation with you, manage all aspects of any such syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your prior consent (not to be unreasonably withheld, conditioned or delayed) and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your prior consent (not to be unreasonably withheld, conditioned or delayed)) and the amount and distribution of fees among the Lenders.

4.             Information.

You hereby represent and warrant that (with respect to information provided by or relating to the Company, its subsidiaries or their respective operations or assets, to your knowledge), (a) all written information and written data (other than (i) financial estimates, financial models, forecasts and other forward-looking information (the “Projections”) and (ii) information of a general economic or industry specific nature) (such written information and data other than that set forth in the immediately preceding clauses (i) and (ii), the “Information”) that have been or will be made available to any Commitment Party, directly or indirectly, by or on behalf of you or your representatives, when taken as a whole after giving effect to all supplements and updates provided thereto prior to the Closing Date, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to us by or on behalf of you or your representatives, when taken as a whole, have been or will be prepared, in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time delivered to us, it being understood by the Commitment Parties and the Joint Bookrunners that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Company and/or the Sponsor, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results may differ from the

Exhibit (b)(1)-2

Projections and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company, its subsidiaries or their respective operations or assets, use your commercially reasonable efforts to cause the Company to) promptly supplement such Information and Projections, as applicable, so that such representations and warranties are (with respect to information relating to the Company, its subsidiaries or their respective operations or assets, to your knowledge) correct in all material respects under those circumstances. In connection with any syndication of the Credit Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.             Fees.

As consideration for the commitments of the Commitment Parties hereunder and for the agreement of the Lead Arrangers and Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet in any related written fee letter with respect to the Credit Facilities (the “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, such fees will not be refundable under any circumstances.

6.             Conditions.

The commitments of the Commitment Parties hereunder to make effective and fund the Credit Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the “Conditions to Initial Borrowing” set forth in Exhibit B hereto and (b) the execution and delivery of the final documentation for the Credit Facilities (the “Facilities Documentation”) in accordance with this Commitment Letter and the Fee Letter (it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments of the Commitment Parties hereunder to fund the Credit Facilities on the Closing Date and upon satisfaction (or waiver by the Commitment Parties) of the “Conditions to Initial Borrowing” set forth in Exhibit B hereto, the initial funding of the Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other agreement or undertaking to the contrary, (a) (i) the only representations of the Company and its subsidiaries the accuracy of which shall be a condition to the initial funding of the Credit Facilities on the Closing Date shall be the representations to be made on the Closing Date by the Company in the Tender Offer Documents that are material to the interests of Commitment Parties, but only to the extent that the Borrower has the right to terminate its obligations under the Tender Offer Documents or to decline to consummate the Acquisition (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in the Tender Offer Documents (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the only representations of Holdings and its subsidiaries (including the Company and its Subsidiaries) the accuracy of which shall be a condition to the initial funding of the Credit Facilities on the Closing Date shall be the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability and effectiveness of the Credit Facilities on the Closing Date if the Conditions to Initial Borrowing are satisfied (provided, that to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot reasonably be perfected on the Closing Date (other than (i) the pledge of certificated capital stock (to the extent required to be pledged in accordance with Exhibit B) of the Borrower and its wholly owned domestic subsidiaries prior to giving effect to the Acquisition and, subject to the following sentence, the Company and its subsidiaries, (ii) the perfection of security interests in other assets required to be pledged pursuant to which a lien may be perfected upon closing solely by the filing of a financing statement under the Uniform Commercial Code (the “UCC”), and (iii) the filing of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable (the Collateral referred to in clauses (i), (ii), and (iii), the “Closing Date Collateral”)) after your use of commercially reasonable efforts to do so, and without undue burden or expense, then the perfection of any such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be perfected, as applicable, within 90 days (or 60 days in the case of deposit accounts and securities accounts and 10 business days for the pledge of the certificated capital stock of the Borrower’s non-U.S. subsidiaries prior to giving effect to the Acquisition) after the Closing Date or such later date as the Collateral Agent may agree in its sole discretion, pursuant to reasonably satisfactory arrangements to be mutually agreed upon). Notwithstanding the foregoing, the satisfaction of the requirements described in the foregoing clause (i) shall not be defeated to the extent you fail to deliver on the Closing Date, after your use of commercially reasonable efforts to do so, one or more stock certificates of the Company or the Company’s subsidiaries to the extent the Company fails to deliver such stock certificates to you (or any of your affiliates which is party to the Tender Offer Documents) and such failure to deliver such stock certificates to you (or such applicable affiliate) does not provide you (or such applicable affiliate)

Exhibit (b)(1)-3

the right to terminate your (or its) obligations under the Tender Offer Documents (pursuant to the terms thereof) (which in any event shall be delivered no later than 10 business days for the stock certificates of the Company and its U.S. subsidiaries and 30 days for the Company’s non-U.S. subsidiaries (in each case, or such longer period as the Administrative Agent may agree) after the Closing Date). For purposes hereof, “Specified Representations” mean the representations and warranties of the Borrower and the Guarantors set forth in the Facilities Documentation relating to corporate existence of the Borrower and the Guarantors referenced on the date hereof, organizational power and authority, due authorization, execution, delivery and enforceability of the Facilities Documentation with respect to the Borrower and the material Guarantors on the date thereof, in each case, relating to the entering into and performance of the Facilities Documentation on the Closing Date; creation, validity, perfection and priority of security interests (subject to customary permitted liens) granted in the Closing Date Collateral (subject in all respects to the limitations set forth in this paragraph); no conflict of the Facilities Documentation with charter documents of the Borrower and the Guarantors, in each case relating to the entering into of the Facilities Documentation on the Closing Date; not being subject to regulations under the Investment Company Act; the use of the loan proceeds under the Credit Facilities not violating Federal Reserve margin regulations; solvency of the Borrower and its subsidiaries on a consolidated basis (after giving effect to the Transactions) as evidenced by a certificate in substantially the form attached hereto as Annex II to Exhibit B; the Patriot Act; and the use of the loan proceeds under the Credit Facilities not violating OFAC, FCPA or other applicable anti-money laundering laws. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Credit Facilities, the Administrative Agent and the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Credit Facilities in a manner consistent with the Tender Offer Documents.

7.             Indemnity.

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and the respective officers, directors, employees, attorneys, agents, controlling persons, equityholders, partners, members and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Facilities Documentation or the use of proceeds therefrom, including, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”) in connection with this Commitment Letter, the Fee Letter, the Facilities Documentation or the use of proceeds therefrom, regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equityholders, your affiliates, creditors or any other third person, and to reimburse each such Indemnified Person promptly following written demand (together with backup documentation supporting such reimbursement request) for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons (except in the context of enforcement), taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional firm of counsel to the similarly situated affected Indemnified Persons, taken as a whole, and of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and other reasonable, documented and invoiced out- of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any loss, claim, damage, liability, cost or expense to the extent (i) it has been determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or (B) a material breach of the obligations of such Indemnified Person under this Commitment Letter, the Fee Letter or the Facilities Documentation or (ii) resulting from any Proceeding between or among Indemnified Persons that does not involve an action or omission by you or the Company or your or its affiliates (other than claims against any Commitment Party in its capacity or in fulfilling its role as agent or arranger or any other similar role under the Credit Facilities (excluding its role as a Lender)) and (b) to reimburse each Commitment Party, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses, due diligence expenses, travel expenses and reasonable fees, disbursements and other charges of counsel, and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case, incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith; provided that the aggregate amount of all such expenses reimbursable by you under this clause (b) prior to the Closing Date shall not exceed $400,000. The foregoing provisions in this paragraph will be superseded, in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter will have no further force and effect.

Exhibit (b)(1)-4

Notwithstanding any other provision of this Commitment Letter, (a) no party hereto will be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such party (as determined by a court of competent jurisdiction in a final non-appealable judgment) and (b) none of you, the Indemnified Persons, the Company, the Borrower, the Investors or any of your or their respective affiliates or the respective directors, officers, employees, advisors or agents of the foregoing will be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereof), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph will limit your indemnification obligations set forth herein to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to such Indemnified Person for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You will not be liable for any settlement of any Proceeding effected without your written consent (which consent will not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff against any Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless such Indemnified Person in the manner set forth above.

You will not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable for any Indemnified Person to withhold consent if such settlement does not satisfy clauses (a) and (b) of this paragraph)), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Person.

8.             Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests (other than with respect to the transactions described herein). None of the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you, the Company or your or its affiliates or representatives by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Commitment Parties nor any of their respective affiliates will furnish any such information to other persons in contravention of Section 9. You also acknowledge that none of the Commitment Parties nor any of their respective affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each Commitment Party and its affiliates may have economic interests that conflict with those of you or the Company. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party and you or the Company, your or their respective equityholders or your or their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between each Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transactions, each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Company, your or their respective management, equityholders, creditors or affiliates, (c) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates have advised or are currently advising you or the Company on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter, (d) you have

Exhibit (b)(1)-5

consulted your own legal, accounting and financial advisory, regulatory and tax advisors to the extent you deem appropriate and (e) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim, and hereby waive any such claim, that any Commitment Party or its affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9.             Confidentiality.

You agree that you will not disclose, directly or indirectly, this Commitment Letter or the contents hereof or the Fee Letter or the contents thereof to any person or entity without the prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors, your and their respective affiliates and the respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders of the foregoing, and to any other actual and potential co-investors in each case who are directly involved in the consideration of this matter and have a need to know the information contained herein or therein, as applicable, are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letter except as provided in clause (vi) below) to the Company, the Company’s affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders, in each case, who are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose this Commitment Letter and its contents (but not the Fee Letter or its contents) in any syndication or other marketing materials in connection with the Credit Facilities or, to the extent required by applicable law, in connection with any public filing in connection with the Transactions, (iii) you may disclose the Term Sheet and other Exhibits and annexes to this Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower or the Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Credit Facilities or, to the extent required by applicable law, in any public filing, (v) you may make public disclosure of the existence and amount of the commitments hereunder and of the identities of the Administrative Agent, Joint Bookrunners, and Lead Arrangers, (vi) to the extent portions thereof have been redacted in a manner to be reasonably satisfactory to us and you, you may disclose the Fee Letter and the contents thereof to the Company, its affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders on a confidential and need to know basis, (vii) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure in breach of this Commitment Letter, (viii) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to any potential Lender to the extent in contemplation of adding such Lender as an additional bookrunner pursuant to Section 2 hereof, (ix) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent required by applicable law, rule or regulation, subpoena or other compulsory legal process (in which case, you agree, to the extent practicable and not prohibited by law, to inform us promptly thereof prior to disclosure), and (x) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder. The provisions of this paragraph (except with respect to the Fee Letter) will expire and be of no further effect 24 months after the date hereof.

Each Commitment Party and its affiliates will use all information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and will not publish, disclose or otherwise divulge such information; provided that nothing herein will prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or

Exhibit (b)(1)-6

examination conducted by bank accountants or any bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Commitment Parties or any of their respective affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company, any Investor or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by a Commitment Party from a third party that is not, to any Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company, any Investor or any of your or their respective affiliates or related parties, (e) to the Commitment Parties’ affiliates and to their respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who are or have been advised to keep the same confidential (with the applicable Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph); provided that no disclosure will be made by the Commitment Parties, any of their respective affiliates or any of their respective employees, legal counsel, independent auditors, professionals or other experts or agents to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or engaged directly or indirectly in the sale of the Company and its subsidiaries as representatives of the Company (other than, in each case, such persons engaged by you as part of the Acquisition), (f) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction (each a “Swap Counterparty”) relating to the Borrower or any of its subsidiaries, in each case, other than Disqualified Lenders; provided that the disclosure of any such information to any Lenders, participants, assignees or Swap Counterparties or prospective Lenders, participants, assignees or Swap Counterparties referred to above will be made subject to the acknowledgment and acceptance by such Lender, participant, assignee or Swap Counterparty or prospective Lender, participant, assignee or Swap Counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties or in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information), (g) to rating agencies in connection with obtaining ratings for the Borrower or the Credit Facilities, (h) with your prior written consent or (i) to enforce their rights and remedies hereunder or under the Fee Letter or to establish a “due diligence” defense. Upon the entering into of the Facilities Documentation, each Commitment Party’s and its affiliates’, if any, obligations under this paragraph will terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and will be of no further effect on the date occurring 24 months after the date hereof.

10.          Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by any Commitment Party to its affiliates, its managed funds or to Wells Fargo Bank, National Association) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void); provided, that, notwithstanding such assignment, with respect to amounts to be funded on the Closing Date, the commitments of any Commitment Party to fund on the Closing Date its committed portion of the Credit Facilities on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent the applicable assignees fund their commitments on the Closing Date. Notwithstanding the right to assign the commitments hereunder, each Commitment Party must retain exclusive control over all rights and obligations with respect to its commitments prior to close. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserve the right to employ the services of its respective affiliates and branches in providing services contemplated hereby and to allocate, in whole or in part, to its respective affiliates and branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates and branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder; provided that each Commitment Party will be liable for the actions or inactions of any such person whose services are so employed. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic

Exhibit (b)(1)-7

transmission (e.g., a “PDF” or “TIFF”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities, and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and set forth the entire understanding of the parties hereto with respect thereto. For all purposes of this Commitment Letter and the Fee Letter, the word “will” shall be construed to have the same meaning and effect as the word “shall.” THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a “Company Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representation there has been a failure of a condition precedent to your obligation to consummate the Acquisition or such failure gives you the right to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement, at law and in equity, to provide the Credit Facilities (and the financing contemplated thereby) on the terms in this Commitment Letter, subject only to the satisfaction or waiver of the conditions set forth in Section 6 and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding will be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the full extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the full extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above will be effective service of process for any suit, action or proceeding brought in any such court. Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), sharing of information, absence of fiduciary relationships, no agency, affiliate activities, jurisdiction, governing law, venue, agent for service, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter will remain in full force and effect regardless of whether Facilities Documentation is executed and delivered and notwithstanding the

Exhibit (b)(1)-8

termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter will automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder to the extent covered thereby. You may terminate this Commitment Letter and/or the Commitment Parties’ commitments with respect to the Credit Facilities (or any portion thereof on a pro rata basis) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to Tennenbaum on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on April 27, 2017. The Commitment Parties’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitments available for you until the earliest of (a) October 27, 2017, (b) the valid termination of the Tender Offer Documents in accordance with their terms prior to the closing of the Acquisition and (c) written notice of termination by you to the Commitment Parties. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each Commitment Party hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

Exhibit (b)(1)-9

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Andrew Doane
Name: Andrew Doane
Title: Authorized Signatory

[SIGNATURE PAGE TO PROJECT TITAN COMMITMENT LETTER]

TENNENBAUM CAPITAL PARTNERS, LLC

By:	/s/ Rajneesh Vig
Name: Rajneesh Vig
Title: Managing Partner

[SIGNATURE PAGE TO PROJECT TITAN COMMITMENT LETTER]

TPG SPECIALTY LENDING, INC.

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: Co-Chief Executive Officer

[SIGNATURE PAGE TO PROJECT TITAN COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

ASENTINEL, LLC

By:	/s/ Robb Warwick
Name: Robb Warwick
Title: Director

[SIGNATURE PAGE TO PROJECT TITAN COMMITMENT LETTER]

EXHIBIT A

Project Titan

Transaction Description(1)

The Borrower intends to consummate the Acquisition pursuant to the Tender Offer Documents.

In connection with the foregoing, it is intended that:

(a) Pursuant to the Agreement and Plan of Merger (the “Acquisition Agreement” and, together with all exhibits and schedules thereto, collectively, the “Tender Offer Documents”), a newly formed, wholly owned subsidiary of the Borrower (“Merger Sub”) will commence a cash tender offer (or in the circumstances contemplated by the Tender Offer Documents, Borrower and Merger Sub may pursue a merger between Merger Sub and the Company duly approved at a meeting of the Company’s stockholders) and, subject to the satisfaction of the conditions set forth therein, Merger Sub will purchase from the shareholders of the Company (and/or the Borrower shall otherwise acquire in connection with a merger between Merger Sub and the Company) all of the outstanding shares of Common Stock of the Company in the amount and on the terms set forth in the Tender Offer Documents (the “Dual Track Tender Offer”) and the Company shall continue as the surviving corporation following such merger and shall be a direct wholly owned subsidiary of the Borrower.

(b) The Sponsor will make (directly or indirectly) new cash equity contributions in an aggregate amount of at least $160,000,000 and a contribution of not less than 100% of the Common Stock of the Company then owned by Sponsor to the Borrower’s indirect parent, all of which will be further contributed, directly or indirectly to Merger Sub (the foregoing contributions in Merger Sub, the “Equity Contribution”); provided that the Sponsor shall have provided no less than 50.1% of cash equity component of the Equity Contribution and shall own and control, after giving effect to the Transactions, not less than a majority of the voting and economic equity interests of Holdings (and Holdings shall directly own 100% of the equity interests of the Borrower and the Borrower shall directly own 100% of the equity interests of the Company).

(c) The Borrower will obtain $200 million in senior-secured loan facilities having the terms set forth in the Term Sheet attached as Exhibit B to the Commitment Letter (the “Credit Facilities”) consisting of a revolving credit facility of $10,000,000 and a term loan facility of $190,000,000.

(d) The proceeds received from the Borrower and cash on hand will be used to (i) finance the payment of the purchase price for the Common Stock of the Company to be acquired pursuant to the Dual Track Tender Offer, (ii) finance the repayment of that certain Credit Agreement, dated as December 31, 2014, by and among Asentinel Acquisition, LLC, as borrower, PNC Bank, National Association, as administrative agent, the lenders party thereto and the other parties party thereto (the “Existing Credit Facility”), and (iii) pay for the fees, costs and expenses related to the Transactions (the items set forth in clauses (i), (ii) and (iii) being referred to as the “Transaction Costs”).

The transactions described in clauses (a) through (d) above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

(1)  Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), including the other Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit A will be determined by reference to the context in which it is used.

EXHIBIT B

Project Titan

$190 Million Term Facility

$10 Million Revolving Facility(1)

Borrower:	Asentinel, LLC (the “Borrower”), a wholly owned subsidiary of Asentinel Acquisition, LLC (“Holdings”).

Sponsor:	Marlin Equity Partners and its controlled investment affiliates (excluding portfolio companies).

Administrative Agent:

PNC Bank, National Association (“PNC”) will act as administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding any Disqualified Lender) with respect to the Credit Facilities (together with the Commitment Parties, the “Lenders”), and will perform the duties customarily associated with such role.

Collateral Agent and Syndication Agent:

Obsidian Agency Services, Inc. will act as collateral agent (in such capacity, the “Collateral Agent”) and syndication agent (in such capacity, the “Syndication Agent”) for the Credit Facilities, and will perform the duties customarily associated with such roles.

Lead Arranger and Joint Bookrunners:

Tennenbaum Capital Partners, LLC (“TCP”) and TPG Specialty Lending, Inc. (“TPG”) will act as joint lead arrangers and PNC, TCP and TPG will act as joint bookrunners for the Credit Facilities (collectively, together with their designated affiliates, the “Joint Bookrunners”), and will perform the duties customarily associated with such roles.

Credit Facilities:	(A)	A senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of $190 million (the loans thereunder, the “Term Loans”)(2)

(B)

A senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”) in an aggregate principal amount equal to $10 million.(3) Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

Definitive Documentation:

The definitive documentation for the Credit Facilities (the “Facilities Documentation”) shall be based upon a precedent agreement to be agreed and shall contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants, and events of default expressly set forth in this Term Sheet and conditions precedent expressly set forth herein and will give due regard to the differences related to Holdings, its subsidiaries and their business, and will contain customary loan document provisions and other terms and provisions in each case to be mutually reasonably agreed upon, the definitive terms of which will be negotiated in good faith. Counsel to TCP shall initially draft the credit agreement.

(1)  All capitalized terms used but not defined shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached.

(2) The Term Facility will consist of (i) a “First Out” Term Loan in the amount of $50 million provided by PNC and (ii) a “Second Out” Term Loan in the amount of $140 million ($70 million provided by TCP and $70 million provided by TPG).

(3) The Revolving Facility shall be provided by PNC in the amount of $10.

Exhibit B-1

Swingline Loans:

In connection with the Revolving Facility, PNC (the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same- day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an aggregate amount of $2.5 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for- dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

Incremental Facilities:

The Facilities Documentation will permit the Borrower to add one or more incremental term loan facilities, or to increase any existing term loan facility, under the Facilities Documentation (each, an “Incremental Facility” and collectively, the “Incremental Facilities”) in an aggregate amount of up to (a) the sum of (i) $25 million, plus (ii) the aggregate amount of any voluntary prepayments under the Term Facility (or any voluntary prepayments or redemptions of any Incremental Facility) and loans under the Revolving Facility (to the extent commitments thereunder are permanently reduced) made during such fiscal year, in all cases, not funded with the proceeds of long term debt, equity issuances, equity contributions, asset sales or dispositions or other amounts not increasing Consolidated EBITDA (the “Fixed Incremental Basket”), plus (b) unlimited additional amounts (“Incurrence-Based Incremental Basket”), provided:

(i) on a pro forma basis after giving effect to the incurrence of any Incremental Facility that is incurred solely in reliance on the Incurrence-Based Incremental Basket, and after giving effect to any applicable Permitted Acquisition or permitted investment in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments (but otherwise excluding the cash proceeds of any such Incremental Facilities from cash and cash equivalents in the determination of any leverage ratios or otherwise), the Total Net Leverage Ratio (to be defined, with Consolidated EBITDA calculated for the most recently ended twelve-month period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) does not exceed the lesser of (A) 0.50x less than the Total Net Leverage Ratio as of the Closing Total Net Leverage Ratio (as defined below) and (B) 0.50x less than the Total Net Leverage Ratio then permitted under the Financial Covenants; “Closing Total Net Leverage Ratio” shall mean the lesser of (x) the Total Net Leverage Ratio as of the Closing Date and (y) 3.75x. (ii) (a) the Incremental Facilities shall not be guaranteed by any subsidiary other than the Guarantors under the Credit Facilities, (b) shall be governed under the Facilities Documentation and (c) shall be secured only by the Collateral (as defined below) on a pari passu basis with the Credit Facilities;

(iii) no event of default under the Facilities Documentation has occurred and is continuing or would exist after giving effect thereto; provided that in the case of any Incremental Facility incurred in connection with a Limited Condition Transaction, the requirement shall be that no event of default shall have occurred and be continuing on the LCT Test Date and no payment, bankruptcy or Financial Covenant event of default or event of default arising from the failure to deliver financial statements or compliance certificates (collectively, the “Specified Defaults”) shall have occurred and be continuing on the date of incurrence of such Incremental Facility;

Exhibit B-2

(iv) the maturity date of any Incremental Facility shall be no earlier than the maturity date of the Term Facility or any then-existing Incremental Facility (together with the initial Term Facility, the “Existing Facilities”) and the weighted average life of such Incremental Facility shall not be shorter than the then weighted average life of any Existing Facility (without giving effect to any prepayments);

(v) the pricing, interest rate margins, discounts, premiums, rate floors, fees and (subject to clause (iv) above) maturity and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that, in the event that the “Yield” (to be defined in the Facilities Documentation) for such Incremental Facility is higher than the “Yield” for any Existing Facility by more than 50 basis points, then the interest rate margins for such Existing Facility shall be increased to the extent necessary so that such “Yield” is equal to the “Yield” for such Incremental Facility minus 50 basis points; provided further that, in determining the “Yield” applicable to any Incremental Facility and any Existing Facility, (x) customary arrangement or commitment fees that are not generally paid to all lenders (or their respective affiliates) with respect to any such facility and that are payable in connection with any such facility shall be excluded, (y) OID and upfront fees (which shall be deemed to constitute like amounts of OID) paid and payable to the lenders thereunder shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount) and (z) to the extent the “Yield” with respect to such Incremental Facility is greater than such all-in yield with respect to any Existing Facility solely as a result of a higher interest rate floor, then the interest rate margin increase shall be effectuated solely by increasing the interest rate floor on any applicable Existing Facility;

(vi) except as permitted above, each Incremental Facility shall be on terms consistent with the initial Term Facility, except for covenants or other provisions applicable only to periods after the latest maturity date of any Existing Facility), unless, to the extent more favorable to the lenders providing such Incremental Facility, the Lenders under the Existing Facilities receive the benefit of such terms or conditions through their addition to the Facilities Documentation;

(vii) no existing Lender will be required to participate in such Incremental Facility without its consent and any institution providing such Incremental Facility that is not an existing Lender shall be required to become party to any then-existing intercreditor agreement or agreement among lenders, as applicable;

(viii) any Incremental Facility will share ratably in right of prepayment with the initial Term Facility any other applicable Existing Facility (unless the Lenders of such Incremental Facility agree to participate on a less than ratable basis); and

(ix) the proceeds of any Incremental Facility shall be used solely (x) for the period through the 18-month anniversary of the Closing Date, to finance Permitted Acquisitions and other permitted investments, and (y) otherwise, by the Borrower and its subsidiaries for working capital and other general corporate purposes.

“Consolidated EBITDA” as used herein shall be defined in the Facilities Documentation and in any event shall include, among other things and without duplication, add-backs and adjustments for

(1) (x) for the period through the 18 month anniversary of the Closing Date, “run rate” synergies, operating expense reductions and other operating improvements and cost savings, in each case, as a result of Permitted

Exhibit B-3

Acquisitions or permitted investments consummated after the Closing Date and prior to such anniversary, so long as projected by the Borrower to result within 12 months from the relevant Permitted Acquisition or investment, and

(y) for any period after the 18-month anniversary of the Closing Date, “run rate” synergies, operating expense reductions and other operating improvements and cost savings so long as projected by the Borrower to result within 12 months from the relevant action taken (as a result of Permitted Acquisitions or otherwise), subject, in the case of clauses (x) and (y), to the following: (A) the aggregate amount of add-backs pursuant to clause (x) (excluding in each case any such add-backs relating to “run rate” synergies, operating expense reductions and other operating improvements and cost savings in connection with the Transactions) shall not exceed 12.50% of Consolidated EBITDA for any relevant measurement period, (B) the aggregate amount of add-backs pursuant to clause (y) (excluding in each case any such add-backs relating to “run rate” synergies, operating expense reductions and other operating improvements and cost savings in connection with the Transactions) shall not exceed 20% of Consolidated EBITDA for any relevant measurement period, (C) the aggregate amount of add-backs pursuant to clause (y) not arising from Permitted Acquisitions or permitted investments shall not exceed 12.5% of Consolidated EBITDA for any relevant measurement period, (D) any such add-back resulting from a Permitted Acquisition or other permitted investment and constituting 7.50% (or greater) of Consolidated EBITDA shall be validated by a quality of earnings report reasonably acceptable to the Required Lenders and (E) such add-backs shall be reasonably identifiable, made in good faith and certified by a financial officer of the Borrower;

(2) such other adjustments consistent with Regulation S- X;

(3) (x) for measurement periods ending on or prior to the last day of the seventh quarter ending after the Closing Date (such day, the “End Date”), adjustments titled “Planned Tangoe Cost Savings Initiatives” and “Merger Cost Synergies” (together with Planned Tangoe Cost Savings Initiatives, the “Cost Savings”) contained in the sponsor model delivered in connection with the Transactions on April 7, 2017 (the, “Sponsor Model”), including, without duplication, add-backs for legal fees and expenses, goodwill impairment costs and charges, transition and management fees and expenses, transaction costs and expenses, restructuring and reorganization charges, purchase accounting costs and charges, non-cash equity distributions and pension costs, and “run rate” synergies, operating expense reductions and other operating improvements and cost savings; provided that, for the period beginning with the first fiscal quarter commencing after the Closing Date (but no later than the fiscal quarter ending December 31, 2017) (the “Starting Fiscal Quarter”) and ending on or prior to the End Date, such adjustments shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of such period and the aggregate unrealized amount of such adjustments for the relevant measurement period; provided that, with respect to any amounts added back pursuant to this clause (x), (A) for the Starting Fiscal Quarter, Cost Savings for the Starting Fiscal Quarter shall not exceed $6,418,000 (of which not more than (i) $6,418,000 shall relate to Cost Savings yet to be effectuated and realized and (ii) $0 shall relate to Cost Savings effectuated but yet to be realized), (B) for the first full fiscal quarter following such Starting Fiscal Quarter, Cost Savings for such fiscal quarter shall not exceed $5,933,000 (of which not more than (i) $5,447,000 shall relate to Cost Savings yet to be effectuated and realized and (ii) $486,000 shall relate to Cost Savings effectuated but yet to be realized), (C) for the second full fiscal quarter following the Starting Fiscal Quarter, Cost Savings for such fiscal quarter shall not exceed $4,494,000 (of which not more than (i) $3,055,000 shall relate to Cost Savings yet to be effectuated and realized and (ii) $1,439,000

Exhibit B-4

shall relate to Cost Savings effectuated but yet to be realized), (D) for the third full fiscal quarter following the Starting Fiscal Quarter, Cost Savings for such fiscal quarter shall not exceed $3,089,000 (of which not more than (i) $1,684,000 shall relate to Cost Savings yet to be effectuated and realized and (ii) $1,405,000 shall relate to Cost Savings effectuated but yet to be realized), (E) for the fourth full fiscal quarter following the Starting Fiscal Quarter, Cost Savings shall not exceed $1,930,000 (of which not more than (i) $771,000 shall relate to Cost Savings yet to be effectuated and realized and (ii) $1,159,000 shall relate to Cost Savings effectuated but yet to be realized), (F) for the fifth full fiscal quarter following the Starting Fiscal Quarter, Cost Savings for such fiscal quarter shall not exceed $741,000 (of which not more than (i) $105,000 shall relate to Cost Savings yet to be effectuated and realized and (ii) $636,000 shall relate to Cost Savings effectuated but yet to be realized), (G) for the sixth full fiscal quarter following the Starting Fiscal Quarter, Cost Savings shall not exceed $172,000 (of which not more than (i) $0 shall relate to Cost Savings yet to be effectuated and realized and (ii) $172,000 shall relate to Cost Savings effectuated but yet to be realized), provided further that no Cost Savings shall be given pro forma effect for any measurement periods ending after the End Date; provided further that, (1) to the extent that the actual executed cost savings exceed $6,418,000, prior to the End Date, the Company may add back additional executed (and not yet fully realized) adjustments reasonably identifiable (and identified on a schedule), made in good faith and certified by a financial officer of the Borrower, in an aggregate amount not to exceed $1,000,000 in any relevant measurement period and (2) if, with respect to any of the foregoing fiscal quarters, the amount of Cost Savings added back in such fiscal quarter for effectuated, but yet to be realized Cost Savings is less than the maximum amount of effectuated but yet to be realized Cost Savings permitted to be added back for such fiscal quarter, the Borrower shall be able to increase the amount of effectuated, but yet to be realized Cost Savings permitted to be added back in the immediately following fiscal quarter by an amount equal to such shortfall, and

(y) Consolidated EBITDA prior to such adjustments in this paragraph (3) for the 3-month periods ending June 30, 2016, September 30, 2016, and December 31, 2016, shall be deemed to be $7,404,000, $5,707,000, and $6,258,000, respectively; Consolidated EBITDA for the 3-month periods ending March 31, 2017, June 30, 2017, and September 30, 2017 shall increase by $674,000, $615,000, and $75,000, respectively, to take into consideration “Completed Tangoe Cost Savings Initiatives” as provided in the Sponsor Model;

(4) add-backs attributable to one time cash expenditures relating to the following: Shareholder Litigation, SEC Settlement, Headquarter Relocation, Historical Audits, Matrix Development, Recruiting Costs, new ERP Implementation and Sales Tax, in an aggregate amount not to exceed $19,500,000 for the period from the Closing Date to December 31, 2018; and

(5) add-backs attributable to severance (i) without limitation for the period from the Closing Date to and including the second anniversary of the Closing Date and (ii) thereafter, in an aggregate amount not to exceed (x) $2,000,000 for the period after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, (y) $1,750,000 for the period after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date and (z) $1,750,000 for the period after the fourth anniversary of the Closing Date and on or prior to the fifth anniversary of the Closing Date.

For the avoidance of doubt, Consolidated EBITDA shall, among other customary pro forma adjustments relating to the incurrence of indebtedness and other matters, be calculated on a pro forma basis after giving effect to

Exhibit B-5

any acquisition or disposition as if such acquisition or disposition were consummated on the first day of the relevant testing period.

Refinancing Facilities:

The Facilities Documentation will permit the Borrower and/or any subsidiary Guarantor to refinance loans under the Term Facility (or any Incremental Facility) or commitments under the Revolving Facility from time to time, in whole or part, with one or more new term credit facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Facilities Documentation or the definitive documentation for any Incremental Facility, in each case subject to customary terms and conditions set forth in the Facilities Documentation (including the payment of any applicable prepayment premiums or early termination premiums); provided that in no event shall there be more than one revolving credit facility under the Facilities Documentation at any time.

Purpose:	(A) The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date to pay the Transaction Costs.

(B)                  The letters of credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries after the Closing Date for working capital, capital expenditures, other general corporate purposes and any other use not prohibited by the Facilities Documentation.

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B) The Revolving Facility will be made available after the Closing Date (but will remain undrawn on the Closing Date). Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:

Subject to applicable law, shall accrue during the continuance of any Specified Default or Post-Closing Default (as defined below), with respect to all outstanding principal at the applicable interest rate plus 2.00% per annum, and with respect to any other outstanding amounts (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I hereto), plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:

$2.5 million of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit to support obligations of Holdings and its subsidiaries. Letters of credit under the Revolving Facility will be issued by the Administrative Agent and/or other Revolving Lenders reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed with the applicable Issuing Bank and (b) the fifth business day prior to the final maturity of the Revolving Facility unless cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank; provided that any letter of credit may provide, at the Borrower’s option, for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed with the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the

Exhibit B-6

proceeds of loans under the Revolving Facility) on the business day following the date on which notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

Final Maturity and Amortization:	(A) Term Facility

Commencing on the first full fiscal quarter ended after the Closing Date, the Term Facility will amortize in (i) equal quarterly installments each equal to 0.25% of the original principal amount of the Term Facility (subject to reduction in connection with debt prepayments) from the Closing Date through and including the second anniversary of the Closing Date, (ii) equal quarterly installments each equal to 0.625% of the original principal amount of the Term Facility (subject to reduction in connection with debt prepayments) from the date that is the second anniversary of the Closing Date through and including the third anniversary of the Closing Date, (iii) equal quarterly installments each equal to 1.25% of the original principal amount of the Term Facility (subject to reduction in connection with debt prepayments) from the date that is the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date, and (iv) equal quarterly installments each equal to 1.875% of the original principal amount of the Term Facility (subject to reduction in connection with debt prepayments) from the date that is the fourth anniversary of the Closing Date through and including the maturity date thereof, with the balance payable on the maturity date thereof.

The Term Facility will mature on the date that is five years after the Closing Date; provided that the Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender.

(B) Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date; provided that the Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their commitments under the Revolving Facility upon the request of the Borrower and without the consent of any other Lender.

Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under (i) the Credit Facilities and (ii) at the election of Holdings, any interest rate protection, commodity trading or hedging, currency exchange or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”) if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s swap obligations by the Borrower or other Guarantors) at the time the guarantee of such Guarantor becomes or would become effective with respect to such Swap) or cash management arrangements entered into by

Exhibit B-7

Holdings or any of its subsidiaries with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent (“Hedging/Cash Management Arrangements”), will be unconditionally guaranteed jointly and severally (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned subsidiary of the Borrower (the “Guarantors”), provided that the Guarantors shall not include (a)(i) any foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Internal Revenue Code (a “CFC”), (ii) any subsidiary that has no material assets other than the equity interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or debt of one or more CFCs (a “CFC Holding Company”) or (iii) any subsidiary of a subsidiary described in clauses (a)(i) or (ii), (b) immaterial subsidiaries, (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (and not entered into in contemplation of such subsidiary becoming a guarantor hereunder) or at the time such subsidiary is acquired (and not entered into in contemplation of such subsidiary becoming a subsidiary of the Borrower), as applicable, from guaranteeing the Borrower Obligations or that would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, and (d) any subsidiary, the provision of a Guarantee by that would reasonably be expected to result in a material adverse tax consequences to Holdings or any of its subsidiaries (as reasonably determined by the Borrower); provided further that in no event shall the foregoing clauses (a) through (d) apply to the Company and Tangoe-PL, Inc. following the consummation of the Acquisition.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Required Lenders reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, the Borrower Obligations and the Guarantees will be secured by: (a) a perfected first priority pledge, in each case subject to permitted liens, of (i) the equity interests of the Borrower and (ii) the equity interests of each subsidiary directly held by the Borrower or any subsidiary Guarantor (which pledge, in the case of the equity interests of any CFC or any CFC Holding Company, shall be limited, in each case, to 65% of the voting stock and 100% of the non-voting stock of such CFC or such CFC Holding Company, as the case may be), subject in the case of clause (ii) to other exceptions to be set forth in the Facilities Documentation, and (b) perfected first priority security interests in and mortgages on (in each case, subject to permitted liens) substantially all tangible and intangible personal property and real property set forth in the Facilities Documentation of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property and, to the extent reasonably requested by the Required Lenders, foreign intellectual property that is necessary to the generation of a material portion of the revenue of Holdings and its Subsidiaries, intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (to be defined in the Facilities Documentation), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Borrower and the subsidiary Guarantors shall not be required, (i) to perfect the above-described pledges, security interests and mortgages by any means, except as provided in clauses (ii) and (iii) below and other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate

Exhibit B-8

records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the Facilities Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of $2,500,000, such fair market value to be determined as of the Closing Date for existing real property and as of the date of acquisition for any after acquired real property or (D) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of stock certificates of the Borrower and its subsidiaries and intercompany notes and other instruments above $1,000,000 individually, in each case as expressly required in the Facilities Documentation and subject to the thresholds and other qualifications set forth in this Term Sheet, (ii) to take any action with respect to (A) any immaterial asset (including any equity interests of any immaterial foreign subsidiary) as determined by the Required Lenders in consultation with the Borrower, or (B) any asset the Collateral Agent reasonably determines that the cost of obtaining, or perfecting, a security interest in such asset exceeds the practical benefit to the Collateral Agent, any Lender and any other secured party afforded thereby, (1) in any non-U.S. jurisdiction or (2) with respect to any assets (including intellectual property) located or titled outside of, or governed by or arising under the laws of a jurisdiction outside of, the United States (it being understood that (x) there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction with respect to the equity interests of any immaterial foreign subsidiary and (y) the Borrower shall not be required to take any action in, or deliver collateral documents governed by the laws of, any jurisdiction not set forth in the Facilities Documentation), or (iii) to take any other action with respect to any Collateral to perfect through control agreements or to otherwise perfect by “control” other than in respect of (A) certificated equity interests in the Borrower and subsidiaries of the Borrower otherwise required to be pledged, (B) a global intercompany note and other certificated instruments in excess of a threshold to be mutually agreed, (C) customary deposit account control agreements with respect to deposit accounts of the Borrower and the subsidiary Guarantors located in the United States and containing average balances in excess of a threshold to be mutually agreed and (D) securities accounts control agreements of the Borrower and subsidiary Guarantors located in the United States containing a balance in excess of a threshold to be mutually agreed.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Facilities Documentation, and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Facilities Documentation).

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:

a)                  commencing with the first full fiscal year ending after the Closing Date, within ten (10) business days after the due date for the annual audited financial statements for such fiscal year, 50% of Excess Cash Flow (to be defined in the Facilities Documentation) (with step-downs to 25% and 0% of Excess Cash Flow, respectively, if the Senior Secured Net Leverage Ratio is not greater than 3.50 to 1:00 or 3.00 to 1.00, respectively; provided that with respect to any fiscal year, at the Borrower’s option, any voluntary prepayments under the Term Facility (or any voluntary prepayments or redemptions of any Incremental Facility or Refinancing Term Facility, in each case to the extent secured by liens on the Collateral ranking pari passu with or senior to the liens on the Collateral securing the Credit Facilities) and loans under the Revolving Facility (or Refinancing Revolving Facility) to the extent commitments thereunder are permanently reduced by the amount of such prepayments, in each case, made during such fiscal year and (at

Exhibit B-9

the option of the Borrower) thereafter prior to the applicable excess cash flow prepayment date, in all cases, not funded with the proceeds of long term debt, equity issuances, equity contributions, asset sales or dispositions or other amounts not increasing Consolidated EBITDA, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis prior to the making of such Excess Cash Flow prepayment;

b)                  within ten (10) business days after receipt thereof, 100% of the net cash proceeds of certain non- ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds) subject to exceptions to be set forth in the Facilities Documentation (including in excess of thresholds per transaction and per fiscal year to be agreed) (with only the amount in excess of such annual limit required to be used to prepay the Term Loans) and subject to the right to reinvest 100% of such proceeds (up to an aggregate amount permitted to be reinvested in any fiscal year of $3,500,000), if such proceeds (the “Reinvestment Proceeds”) are reinvested in long term assets used or useful to the business, including in Permitted Acquisitions or capital expenditures (or committed to be so reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the end of such 12 month period, and other exceptions to be set forth in the Facilities Documentation;

c) within 1 business day after receipt thereof, 50% of Specified Equity Contributions; and

d)                  within 1 business day after receipt thereof, 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (excluding debt permitted under the Facilities Documentation, but including Refinancing Facilities).

Mandatory prepayments shall be applied (i) in the case of proceeds of Specified Equity Contributions, pro rata to the remaining scheduled installments of principal of the Term Facility (inclusive of the bullet amount payable on the maturity date) and (ii) otherwise, first, in direct order of maturity to the first four installments of the Term Facility then payable, and, thereafter, pro rata to all remaining scheduled installments thereof (excluding the bullet amount payable on the maturity date).

Notwithstanding the foregoing, the Facilities Documentation will provide that, in the event that any Incremental Facility or Refinancing Term Facility, in each case secured by liens on the Collateral ranking on a pari passu basis (without regard to the control of remedies) with the Credit Facilities shall be issued or incurred, such indebtedness may share on a pro rata (or less than pro rata) basis in any mandatory prepayments with respect to the Term Facility (other than any mandatory prepayment pursuant to clause (c) above).

Any Lender under the Facility may elect not to accept its pro rata portion of any mandatory prepayment under clause (a) or (b) above (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender (“Declined Proceeds”) may be retained by the Borrower and shall increase the Available Amount (as defined below).

The Loans under the Revolving Facility shall be prepaid and the letters of credit issued thereunder cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Mandatory prepayments from foreign subsidiaries’ Excess Cash Flow and net cash proceeds (other than pursuant to any debt incurrence) will be subject to customary limitations under the Facilities Documentation to the extent such prepayments or the obligation to make such prepayments (including the

Exhibit B-10

repatriation of cash in connection therewith) could reasonably be expected to (a) be prohibited, delayed or restricted by applicable law, rule or regulation (including, without limitation, relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant subsidiaries) or material constituent document restrictions (including as a result of minority ownership by third parties) (provided that the Borrower and its subsidiaries shall take all commercially reasonable actions available under local law for a period of no greater than one year to permit such repatriation) or (b) result in material adverse tax consequences (as reasonably determined by the Borrower); provided further, any such amount not repatriated or paid will be excluded from the Available Amount.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Credit Facilities will be permitted at any time in minimum principal amounts to be set forth in the Facilities Documentation, without premium or penalty other than as set forth below, subject to reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.  All voluntary prepayments of the Term Facility and any Incremental Facilities will be applied to the remaining amortization payments under the Term Facility or such Incremental Facility, as applicable, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans.

Prepayment Premium and Early Termination Premium:

In respect of the (a) initial Term Facility, any voluntary prepayment (including pursuant to the exercise of any “yank a bank” right under the Facilities Documentation), mandatory prepayment with the proceeds of debt not permitted under the Facilities Documentation, refinancing of the initial Term Facility, or repayment as a result of the occurrence of any event of default (including as a result of any acceleration of the initial Term Facility and/or the occurrence of any event of default upon any bankruptcy, insolvency or similar proceeding), the foreclosure or enforcement of any lien on, or sale of, any Collateral pursuant to the Facilities Documentation (including in any bankruptcy, insolvency or similar proceeding) or the repricing, restructuring, reorganization, or compromise of the initial Term Facility in connection with the confirmation of a plan of reorganization or any other plan of compromise, restructuring, or arrangement in any bankruptcy, insolvency or similar proceeding, shall, in any such case, be subject to a prepayment premium of (i) 4.00%, from the Closing Date through and including the date that is the first anniversary of the Closing Date, (ii) 3.00% from the date that is the first anniversary of the Closing Date through and including the date that is the second anniversary of the Closing Date, (iii) 1.00% from the date that is the second anniversary of the Closing Date through and including the date that is the third anniversary of the Closing Date, and (iv) 0 thereafter, in each case of the principal amount of the initial Term Loans so prepaid or refinanced, and (b) Revolving Facility, any voluntary permanent reduction of the Revolving Facility’s commitments or refinancing of the Revolving Facility, or permanent reduction as a result of the occurrence of any event of default (including as a result of any acceleration of the Revolving Facility and/or the occurrence of any event of default upon any bankruptcy, insolvency or similar proceeding), the foreclosure or enforcement of any lien on, or sale of, any Collateral pursuant to the Facilities Documentation (including in any bankruptcy, insolvency or similar proceeding) or the repricing, restructuring, reorganization, or compromise of the Revolving Facility in connection with the confirmation of a plan of reorganization or any other plan of compromise, restructuring, or arrangement in any bankruptcy, insolvency or similar proceeding, shall, in any such case, shall be subject to an early termination premium of (i) during

Exhibit B-11

the period from the Closing Date through and including the date that is the first anniversary of the Closing Date, 1.00% and (ii) thereafter, 0%, in each case, of the principal amount of the aggregate amount of commitments under the Revolving Facility so permanently reduced or refinanced, as applicable; provided that any such prepayment or refinancing of the initial Term Facility or permanent reduction or refinancing of commitments under Revolving Facility, as applicable, in connection with any transaction that would, if consummated, constitute an initial public offering, change of control or Transformative Acquisition (as defined below) shall be accompanied by a reduced prepayment premium or early termination premium equal to 50% of the applicable prepayment premium or early termination premium, as applicable, that would otherwise be due on such date as set forth above. For purposes of this paragraph, “Transformative Acquisition” shall mean any acquisition or similar investment by Holdings or any of its subsidiaries involving an aggregate purchase price (including costs and expenses, deferred purchase price and indebtedness assumed and/or incurred in connection therewith) in excess of $150,000,000 that either (x) is not permitted by the terms of the Facilities Documentation immediately prior to the consummation of such acquisition or similar investment or (y) if permitted by the terms of the Facilities Documentation immediately prior to the consummation of such acquisition or similar investment, would not provide Holdings and its subsidiaries with adequate flexibility under the Facilities Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

Representations and Warranties:

The Credit Facilities shall contain representations and warranties that are customary for Credit Facilities of this size and type, subject in each case to customary qualifications and limitations for materiality to be set forth in the Facilities Documentation and a representation and warranty confirming that the aggregate amount of all Liabilities (as such term is defined in that certain Continuing Security Agreement, dated as of September 15, 2010, by and between the Company and JPMorgan Chase Bank, N.A.) did not exceed $7 million at any time during the six-month period ending on the Closing Date.

Conditions to Initial Borrowing:	The availability of the Credit Facilities on the Closing Date shall be subject only to the following conditions:

(a)              The Facilities Documentation shall have been executed by the Borrower and the Guarantors (with respect to the Company and its applicable subsidiaries, substantially simultaneously with the consummation of the Acquisition).

(b)              Delivery of (i) customary opinions, organizational documents, evidence of corporate (or other organizational authority), lien searches and certificates of good standing, in each case, with respect to the Borrower and the Guarantors, and (ii) a customary notice of borrowing, certificates of insurance and customary closing certificates (including a customary solvency certificate in substantially the form attached hereto as Annex II).

(c)               The Acquisition shall be consummated in all material respects pursuant to the Tender Offer Documents substantially concurrently with the initial funding of the Term Loan without giving effect to any amendments, supplements or other modifications to, or consents, waivers or requests granted or made under, the Tender Offer Documents that are materially adverse to the Lenders (with (i) any increase in the consideration for the Acquisition funded with equity from the Sponsor deemed not to be materially adverse to the Lenders, (ii) the following decreases in the consideration for the Acquisition deemed not to be materially adverse to the Lenders: (A) decreases pursuant to any purchase price or similar adjustment in accordance with

Exhibit B-12

the Acquisition Agreement as in effect as of the date of the Commitment Letter and (B) decreases of less than 10% of the total acquisition consideration that are applied to reduce the amount of the Equity Contribution and the Term Loan on a pro rata basis and (iii) any change to the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement deemed to be materially adverse to the Lenders), and, prior to the initial funding of the Loans, the Lenders shall have received satisfactory confirmation (which confirmation may be in the form of an e-mail) that (i) the certificate of merger with respect to the merger between Merger Sub and the Company has been pre-cleared by the Delaware Secretary of State and (ii) such certificate of merger has been filed with the Delaware Secretary of State (it being understood that a file stamped copy of such certificate of merger shall not be a condition to the funding of the Term Loans).

(d)              The Equity Contribution (as such amount may be modified pursuant to clause (c) above) shall have been consummated, or substantially simultaneously with the initial borrowings under the Credit Facilities, shall be consummated.

(e)               Since the date of the Acquisition Agreement, there has not been and there is not reasonably likely to be, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement on the date of the Commitment Letter).

(f)                Repayment and termination of the Existing Credit Facility (not to include any Permitted Indebtedness), including any releases or terminations of applicable liens and security interests (or a payoff letter providing for such releases or terminations, together with related termination statements and release instruments) substantially concurrently with the initial funding of the Term Loans. Liens and security interests on assets of the Company and its subsidiaries in favor of Silicon Valley Bank shall have been released or terminated.

(g)               Delivery of (a) unaudited consolidated balance sheets and related statements of income and cash flows of each of (x) Holdings and its subsidiaries and (y) the Company and its subsidiaries, in each case, for each fiscal quarter ended after December 31, 2016 and at least forty-five (45) days prior to the Closing Date and (b) a pro forma consolidated opening balance sheet and related statement of income of Borrower as of the last day of the most recent fiscal quarter ended at least forty-five (45) days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided, that (i) each such pro forma balance sheet and related statement of income of Borrower shall be prepared in good faith by Borrower and (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(h)              So long as such documentation and information is requested at least 15 business days prior to the Closing Date, each Lender shall have received, at least 10 business days prior to the Closing Date (or with respect to any borrower or Guarantor identified after the date that is 15 business days prior to the Closing Date, at least 3 business days prior to the Closing Date (without regard to when such documentation and information is requested)), all documentation and other information required by regulatory authorities under applicable “know-your- customer,” and anti-money laundering rules and regulations (including

Exhibit B-13

the Patriot Act) with respect to the Borrower and the Guarantors.

(i)                  Subject to the Certain Funds Provisions, all documents and instruments necessary to establish that the Collateral Agent will have first priority perfected security interests (subject to liens permitted under the Facilities Documentation) in the Collateral shall have been executed (to the extent applicable) and delivered to the Collateral Agent and, if applicable, be in proper form for filing.

(j)                 Subject to the Certain Funds Provisions, the Specified Acquisition Agreement Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all material respects.

(k)              Substantially simultaneously with the initial funding of the Term Loan, payment of all fees of the Commitment Parties required to be paid on the Closing Date pursuant to the terms of the Fee Letter and all expenses of the Commitment Parties required to be paid on the Closing Date pursuant to the terms of the Commitment Letter (to the extent invoiced 3 business days prior to the Closing Date).

(l) Immediately after giving effect to the Transaction, there shall be no outstanding borrowings under the Revolving Facility.

(m)          The Lenders shall be reasonably satisfied that, immediately after giving effect to the Transactions the Borrower and its subsidiaries, on a consolidated basis, shall have at least $37.0 million of unrestricted cash and cash equivalents, of which not less than $7.0 million is attributable to the Company and its subsidiaries.

(n) There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Credit Facilities.

Conditions to All Borrowings After the Closing Date:

The making of each extension of credit under the Credit Facilities after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, subject to, in the case of clauses (b) and (c), the limitations set forth in the sections hereof entitled “Incremental Facilities” and “Limited Condition Transaction” to the extent the proceeds of any Incremental Facility are being used to finance a Limited Condition Transaction.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower, its subsidiaries and, in certain cases, Holdings):

(x) quarterly (for each quarter of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date)) unaudited financial statements within 45 days after each such fiscal quarter end (75 days for the first fiscal quarter ending after the Closing Date and 60 days for immediately following fiscal quarter), (y) monthly (i) for each month of each fiscal year (commencing with the fourth month ending after the Closing Date), an unaudited profit and loss statement, statement of cash flow and balance sheet (which shall include a calculation of Domestic Cash (as defined below)) within 30 days after each such fiscal month end (45 days for the fourth month ending after the Closing Date), and (ii) for each of the first three fiscal months ending after the Closing Date (commencing with the first month ending after the Closing Date), an unaudited cash report with respect to Domestic Cash within 30 days after each such fiscal month end (45 days for the first month ending after the Closing Date) and (z) annual audited financial statements (accompanied by an audit opinion from a nationally recognized accounting firm or other accounting firm reasonably acceptable

Exhibit B-14

to the Syndication Agent without any qualification or exception as to “going concern” or the scope of the audit, except any “going concern” qualification or exception as a result of the impending maturity of the Term Facility, the Revolving Facility or any other indebtedness) within 120 days after each fiscal year end (or 180 days after the first fiscal year ending after the Closing Date), in each case, for Holdings and its subsidiaries on a consolidated (and, in the case of audited financial statements, consolidating) basis and, in the case of (x) and (z), shall be accompanied by a customary management discussion and analysis; compliance certificates with such financial statements delivered pursuant to clauses (x) and (z) (which shall not include a bring down of any representations or warranties, but shall include reasonably detailed information with respect to realized cost savings and one-time expenses) and annual budgets (on a quarterly basis for the then current year) within 90 days after the beginning of each fiscal year commencing with the first full fiscal year ending after the Closing Date (which for the avoidance of doubt shall be the budget for fiscal year 2018); delivery of audited consolidated financial statements of the Company and its subsidiaries for the fiscal years ended (A) December 31, 2015 no later than March 31, 2018 and (B) December 31, 2016 no later than June 30, 2018; quarterly retention rate calculations to accompany financial statements described in (x) above; annual lender calls; annual list of top ten customers; other information reasonably requested by the Syndication Agent; notices of defaults, litigation (subject to Material Adverse Effect (such term to be defined in the Facilities Documentation)), ERISA events (subject to Material Adverse Effect) and any Material Adverse Effect; inspections (subject to reasonable prior notice so long as there is no ongoing event of default), limitations on frequency (so long as there is no ongoing event of default), cost reimbursement (so long as there is no ongoing event of default) and the disclosure of information subject to confidentiality obligations, attorney-client privilege or other customary disclosure limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear and subject to Material Adverse Effect) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence (other than with respect to the Borrower and the Company, subject to Material Adverse Effect); maintenance of books and records; payment of taxes (subject to Material Adverse Effect); compliance with laws (including ERISA, FCPA, OFAC, the Patriot Act and other anti-money laundering laws, applicable data privacy and data security and environmental), subject, in certain cases (including applicable data privacy and data security), to Material Adverse Effect; use of proceeds; primary U.S. cash management operations to be maintained with PNC (or its affiliates) in accordance with a post-closing timeframe, and on terms and conditions, to be agreed; ownership of material intellectual property by the Borrower or subsidiary Guarantor (and, to the extent not owned, assignment of ownership rights in material intellectual property to the Borrower or subsidiary Guarantor); termination of any liens, including any related financing statements or other filings, on the assets of the Company or its subsidiaries in favor of JPMorgan Chase Bank, N.A. within 30 days after the Closing Date (the “Specified Post-Closing Covenant”); and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Facilities Documentation.

Negative Covenants:

Limited to the following (to be applicable to the Borrower and its subsidiaries and, with respect to the passive holding company covenant, negative pledge covenant, fiscal year covenants and the restricted payments covenant, Holdings) limitations on:

(a) the incurrence of debt, with exceptions including the ability to incur (i) indebtedness under the Credit Facilities, (ii) indebtedness on the terms

Exhibit B-15

set forth in the sections hereof entitled “Incremental Facilities” and “Refinancing Facilities,” (iii) non- speculative hedging arrangements and cash management obligations, (iv) indebtedness outstanding on the Closing Date to be agreed, (v) purchase money indebtedness and capital leases equal to $10 million; (vi) unsecured indebtedness arising from agreements providing for adjustments of purchase price, “earn outs,” other contingent consideration obligations and other deferred purchase price obligations entered into in connection with acquisitions, subject to pro forma compliance with a Total Net Leverage Ratio to be agreed, (vii) pursuant to a general basket in an outstanding amount equal to $5 million, (viii) of non-Guarantor subsidiaries not to exceed an amount to be set forth in the Facilities Documentation, (ix) unlimited unsecured intercompany indebtedness among the Borrower and its subsidiaries (with a cap on the amount of indebtedness owed by subsidiaries that are not the Borrower or a Guarantor, to the Borrower or a Guarantor, equal to an amount to be determined, and provided that any indebtedness of the Borrower or a Guarantor to a subsidiary that is not the Borrower or a Guarantor shall be subordinated to the Loans), (x) trade letters of credit, (xi) unsecured seller paper or other debt incurred to finance the payment of earn-out obligations with respect to Permitted Acquisitions or other investments, in an aggregate amount not to exceed a dollar amount to be determined, (xii) additional unsecured debt so long as (A) the Total Net Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended twelve-month period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such indebtedness) does not exceed the lesser of (1) 0.50x less than the Closing Total Net Leverage Ratio and (2) 0.50x less than the Total Net Leverage Ratio then permitted under the Financial Covenants, (B) the total interest rate and cash interest rate applicable thereto shall be subject to limitations to be agreed and (C) such debt shall not require prepayments or redemptions, or have a maturity date, prior to the date occurring 91 days after the latest maturity of any then outstanding Existing Facility; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (xii) by subsidiaries of the Borrower that are not Guarantors shall not exceed an amount to be determined; (xiii) indebtedness assumed or incurred in connection with a Permitted Acquisition; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (xiii) by subsidiaries of the Borrower that are not Guarantors shall not exceed an amount to be determined and (xiv) indebtedness under other customary exceptions to be set forth in the Facilities Documentation;

(b)              liens securing indebtedness, with exceptions including permitting liens (i) securing the Borrower Obligations, (ii) securing any secured Incremental Facility or Refinancing Facility, (iii) securing indebtedness permitted under the Facilities Documentation assumed in connection with a Permitted Acquisition or similar investment (provided that such liens extend only to the same assets (and any after acquired assets pursuant to an after-acquired property clause in the applicable security documents) that such liens extended to, and secure the same indebtedness that such liens secured, immediately prior to such assumption and were not created in contemplation thereof), (iv) pursuant to a general basket securing an aggregate outstanding amount up to $5 million, (v) securing permitted purchase money indebtedness or capital leases, (vi) with respect to any foreign subsidiary, arising mandatorily by legal requirements, (vii) liens existing on the Closing Date to be agreed, and (viii) on assets of a non-Guarantor securing indebtedness under the non-Guarantor or joint venture indebtedness

Exhibit B-16

basket;

(c)               fundamental changes (other than, among others, (i) intercompany mergers, consolidations, liquidations and dissolutions (with customary limitations for such events involving the Borrower or a Guarantor), (ii) Permitted Acquisitions and other permitted investments, (iii) Permitted Reorganizations (as defined below), and (iv) permitted dispositions);

(d) asset sales (including sales of capital stock of subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the section hereof entitled “Asset Sales”);

(e)               investments (which shall be permitted (i) pursuant to an exception permitting unlimited intercompany investments by Holdings and its subsidiaries in the Borrower or any of its subsidiaries (with an aggregate cap in an amount to be determined on investments by the Borrower and the Guarantors in subsidiaries that are not the Borrower or a Guarantor), (ii) pursuant to a general basket in an outstanding amount equal to $5 million plus any unused capacity under the general restricted payment basket or the general basket for prepayments of subordinated indebtedness, (iii) on the terms set forth in the section hereof entitled “Permitted Acquisitions,” (iv) existing on the Closing Date, (v) loans and advances to officers, directors, employees and consultants in an aggregate outstanding amount not to exceed $2.0 million, (vi) reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral and value of the Guarantees, in each case, taken as a whole, is not materially impaired (each, a “Permitted Reorganization”), and (vii) subject solely to (A) the absence of any continuing event of default and (B) with respect to any investments made in reliance on clauses (i), (ii) and (iv) of the Available Amount, compliance with a Total Net Leverage Ratio no greater than the Closing Total Net Leverage Ratio, using the Available Amount);

(f)                dividends or distributions on, or redemptions of, the Borrower’s or Holdings’ equity interests, with exceptions including (i) customary exceptions for distributions necessary to pay Sponsor management, consulting, advisory, monitoring, oversight and similar fees (including refinancing, subsequent transaction and termination fees) under the management agreement in effect on the Closing Date (and in form and substance reasonably acceptable to the Lenders), subject to no Specified Default continuing and satisfaction (on a pro forma basis) of a liquidity test (with respect to the Borrower and the Guarantors) to be agreed, Sponsor and director indemnities and expenses (including operational and advisory fees and expenses (it being understood that any operational or advisory fees or expenses paid to an affiliate of the Borrower shall be included in the calculation of the fixed charge coverage ratio)) and director fees (with no restrictions to the payment of such expenses and indemnities), customary franchise and similar taxes required to maintain corporate existence and other legal, accounting and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its subsidiaries, (ii) customary exceptions for tax distributions or dividends to the Borrower by any of the Borrower’s subsidiaries and by the Borrower for further distribution to the direct or indirect parents or equityholders thereof in order to pay any consolidated, combined or similar income taxes attributable to the Borrower and its subsidiaries of the Borrower (or, if applicable, Holdings and its subsidiaries), (iii) subject to (1) the absence of any continuing event of default, and (2) pro forma satisfaction of a liquidity test (with respect to the Borrower

Exhibit B-17

and the Guarantors) to be agreed, a general basket in an amount equal to $5 million (less amounts reallocated to the general investment or general Specified Indebtedness baskets) available after the 18 month anniversary of the Closing Date, (iv) following an initial public offering and so long as no event of default has occurred and is continuing or would result therefrom, dividends or distributions in an aggregate amount per annum not to exceed 6.0% of the aggregate cash proceeds of such initial public offering, and (v) redemption of options or equity interests issued by Holdings or any direct or indirect parent thereof to any directors, officers, employees or consultants in an annual amount not to exceed $2.0 million plus key man insurance proceeds (with unused amounts carried forward to subsequent years), subject to an aggregate cap of $5.0 million (when combined with all amounts carried forward) in any fiscal year;

(g)               (A) prepayments, purchases or redemptions of junior lien, unsecured or subordinated indebtedness for borrowed money (the “Specified Indebtedness”), with exceptions including (i) subject solely to (1) the absence of any continuing event of default, (2) compliance with a Total Net Leverage Ratio no greater than the lesser of (a) 0.25x less than the Closing Total Net Leverage Ratio and (b) 0.25x less than the Total Net Leverage Ratio then permitted under the Financial Covenants, (3) compliance with a Senior Secured Net Leverage Ratio (to be defined) of 0.25x less than the Senior Secured Net Leverage Ratio as of the Closing Date and (4) pro forma compliance with the Financial Covenants a general basket in an amount not to exceed to $5 million plus any unused capacity under the general restricted payment basket minus any amounts reallocated to the general investments basket available after the 18-month anniversary of the Closing Date, (ii) subject solely to (1) the absence of any continuing event of default, (2) with respect to any prepayments, purchases or advances made in reliance on clauses (i), (ii) and (iv) of the Available Amount, compliance with a Total Net Leverage Ratio no greater than the lesser of (a) 0.50x less than the Closing Total Net Leverage Ratio and (b) 0.50x less than the Total Net Leverage Ratio then permitted under the Financial Covenants, (3) compliance with a Senior Secured Net Leverage Ratio of 0.50x less than the Senior Secured Net Leverage Ratio as of the Closing Date and (4) pro forma compliance with the Financial Covenants, prepayments, purchases or redemptions using the Available Amount, (iii) conversion of Specified Indebtedness to common or “qualified preferred” equity, and (iv) if applicable, any AHYDO catch-up payments (and any payments thereunder will not be restricted under the Credit Facilities), (B) amendments of any documentation governing Specified Indebtedness in a manner material and adverse to the Lenders and (C) payment of earn-out, deferred purchase price and similar obligations unless no event of default is continuing and the Borrower is in pro forma compliance with the Financial Covenants;

(h) negative pledge clauses;

(i)                  transactions with affiliates above $1 million, with exceptions including (i) the payment of management, consulting, advisory, monitoring, oversight and similar fees (including refinancing, subsequent transaction and termination fees) under the management agreement in effect on the Closing Date (subject to the limitations described in (f)(i) above) and expenses and indemnities of the Sponsor (including operational and advisory fees and expenses) and to directors (with no restrictions on the payment of such expenses and indemnities), (ii) transactions among Holdings and its subsidiaries that are expressly permitted by the Facilities Documentation, (iii) fees payable on or

Exhibit B-18

about the Closing Date in connection with the Transactions and disclosed to the Lenders, (iv) affiliate transactions constituting any part of a Permitted Reorganization, and (v) scheduled transactions to be agreed;

(j) passive holding company covenant with respect to Holdings, with exceptions set forth in the Facilities Documentation

(k) (i) amending, supplementing or otherwise modifying any existing agreement with JPMorgan Chase Bank, N.A. or entering into any new agreement with JPMorgan Chase Bank, N.A. (including any agreement with respect to the migration of the “Comdata platform”) prior to the satisfaction of the Specified Post-Closing Covenant and (ii) creating, incurring, assuming, suffering to exist, guarantee, or otherwise becoming or remaining, directly or indirectly, liable with respect to any Liabilities (as such term is defined in that certain Continuing Security Agreement, dated as of September 15, 2010, by and between the Company and JPMorgan Chase Bank, N.A.) in favor of JPMorgan Chase Bank, N.A. in an aggregate outstanding amount in excess of $7 million; and

(l) fiscal year.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Facilities Documentation.

The “Available Amount” is to be comprised of (i) $5 million, plus, without duplication, (ii) 100% of retained Excess Cash Flow (commencing after the Closing Date and which shall not be less than zero for any fiscal year), plus (iii) the proceeds of new public or private qualified equity issuances and qualified capital contributions on or after the Closing Date (excluding Specified Equity Contributions), in each case, to the extent received by Holdings and contributed to the Borrower, plus (iv) Declined Proceeds.

Asset Sales:

The Borrower or any subsidiary will be permitted to make (i) non-ordinary course asset sales, subject solely to the following terms and conditions: (A) such asset sales are for fair market value as reasonably determined by the Borrower in good faith, and (B) the consideration for any such sales in excess of $1 million, at least 75% cash consideration (including cash equivalents and up to $2.0 million of designated non-cash consideration); (ii) sales of obsolete, worn out, uneconomical, immaterial or surplus assets or assets no longer used or useful in the business, (iii) certain asset swaps, (iv) dispositions of noncore assets acquired in connection with a Permitted Acquisition or other permitted investment, (v) intercompany transfers, with sub-limits and conditions for sales to non-Guarantors to be set forth in the Facilities Documentation, (vi) sales of assets in the ordinary course of business, (vii) dispositions constituting any part of a Permitted Reorganization, (viii) non-exclusive licensing arrangements in the ordinary course of business, and (ix) a general dispositions basket in an amount not less than $5 million. Notwithstanding the foregoing, sales or other dispositions (including the granting of exclusive licenses) of intellectual property ownership rights and equity interests shall not be permitted by any of the foregoing exceptions (other than clause (ix), so long as such sale or disposition is made for fair market value); provided that the Facilities Documentation shall permit limited exceptions for the sale or other dispositions of uneconomical and immaterial intellectual property that is no longer used in or useful to (or no longer reasonably expected to be used in or useful to) the business of the Borrower and its subsidiaries.

Permitted Acquisitions:	The Borrower or any subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) of capital stock or of assets (including assets

Exhibit B-19

constituting a business unit, line of business or division, and including by way of merger or consolidation), subject solely to the following terms and conditions: (i) no event of default shall have occurred immediately before and immediately after giving pro forma effect to such acquisition and any indebtedness incurred or assumed in connection therewith (provided that if such acquisition constitutes a Limited Condition Transaction, instead the requirement shall be that no event of default shall have occurred and be continuing on the LCT Test Date and no Specified Event of Default shall have occurred and be continuing as of the date the acquisition is consummated and, if applicable, such indebtedness incurred), (ii) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant, (iii) on a pro forma basis, the Total Net Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended twelve-month period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of (but excluding the cash proceeds of any such indebtedness incurred in connection therewith), the date such acquisition is consummated (or, if such acquisition constitutes a Limited Condition Transaction, the LCT Test Date rather than such date of consummation)) does not exceed (x) prior to the 18-month anniversary of the Closing Date, the lesser of (A) 0.25x less than the Closing Total Net Leverage Ratio and (B) 0.25x less than the Total Net Leverage Ratio then permitted under the Financial Covenants and (y) otherwise, the lesser of (A) the Closing Total Net Leverage Ratio and (B) the Total Net Leverage Ratio then permitted under the Financial Covenants; (iv) the aggregate purchase price (including costs and expenses, deferred purchase price and indebtedness assumed and/or incurred in connection therewith) for all acquisition targets organized outside the United States or of assets which are located outside the United States shall not exceed an amount to be agreed during any fiscal year and an amount to be agreed during the term of the Credit Facilities; (v) the Syndication Agent shall have received copies of material acquisition documents not less than three business days prior to the consummation thereof; (vi) the proposed acquisition is consensual (not “hostile”), (vii) except with respect to an acquisition in which the acquisition consideration is less than $20 million, delivery of (x) pro forma financial statements and (y) a quality of earnings report, in each case, prior to closing of the acquisition and (viii) delivery of a customary certificate of responsible officer of the Borrower with respect to satisfaction of the foregoing conditions.

Limited Condition Transactions:

Notwithstanding anything to the contrary set forth herein, for purposes of (a) determining compliance with any provision of the Facilities Documentation that requires the calculation of the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, (b) except as provided for in the section, determining compliance with representations, warranties, defaults or events of default or (c) testing availability under baskets set forth in the Facilities Documentation for indebtedness (excluding, for the avoidance of doubt, indebtedness under the Revolving Facility or any Incremental Facilities, which shall remain subject to the terms thereof with respect to the impact, if any, of a Limited Condition Transaction), liens, Permitted Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness, or asset sales, in each case in connection with a Limited Condition Eligible Transaction (as defined below), at the Borrower’s option (the Borrower’s election to exercise such option in connection with any Limited Condition Eligible Transaction, an “LCT Election”), such ratios, baskets and other amounts shall be determined, and any representation and warranty or default or event of default blocker shall be tested, as of the date the definitive agreements for such Limited Condition Eligible Transaction are entered into (such date, the “LCT Test Date”) and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that on such date no event of default

Exhibit B-20

shall have occurred and be continuing. For the avoidance of doubt, if the Borrower makes an LCT Election and any of the ratios, baskets or other amounts for which compliance was determined or tested as of the LCT Test Date are exceeded, or any representation or warranty would be breached or any default or event of default blocker would apply, as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Eligible Transaction) or as a result of the occurrence of any default or event of default or other event, in each case at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, such representation or warranty shall not be deemed to have been breached, and such default or event of default shall be deemed not to have occurred. If the Borrower makes an LCT Election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the Financial Covenants) or basket with respect to the incurrence of any debt (including any Incremental Facilities), liens, Permitted Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness or asset sales on or following such date and prior to the earlier of the date on which such Limited Condition Eligible Transaction is consummated, the definitive agreement for such Limited Condition Eligible Transaction is terminated, or the date that is 180 days from the definitive agreement being executed, any such ratio shall be calculated (x) on a pro forma basis assuming such Limited Condition Eligible Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated and (y) with respect to restricted payments only, also on a standalone basis without giving effect to such Limited Condition Eligible Transaction and other events in connection therewith (the provisions of this paragraph, the “Limited Condition Transaction Provisions”).

As used herein, “Limited Condition Eligible Transaction” means any investment or acquisition by Holdings or one or more of its subsidiaries pursuant to the Facilities Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing. A “Limited Condition Transaction” is a Limited Condition Eligible Transaction with respect to which the Borrower has made an LCT Election.

The consummation of a Limited Condition Transaction shall be subject to only no payment or bankruptcy (with respect to the Borrower and the Company) event of default.

Financial Maintenance Covenant:

The Facilities Documentation will contain the following financial covenants (the “Financial Covenants”) with regard to Holdings and its subsidiaries on a consolidated basis (which covenants shall be tested on a trailing four quarter basis as of the last day of any fiscal quarter of Holdings (commencing with the first full fiscal quarter of Holdings following the Closing Date), except in the case of the minimum liquidity covenant identified below, which shall be tested as of the last day of any fiscal month of Holdings (commencing with the first fiscal month of Holdings following the Closing Date):

•                       A maximum Total Net Leverage Ratio(4) (with step-downs to be mutually agreed, net of unrestricted cash and cash equivalents up to $10.0 million of the Borrower and its subsidiaries (on a consolidated basis));

• A minimum fixed charge coverage ratio;

(4) To provide a cushion to Sponsor Model (determined with regard to cash balances included in model) of at least (a) for the period through the 18-month anniversary of the Closing Date, 27.5%, and (b) otherwise, 25.0%.

Exhibit B-21

•                       Until the first eight full fiscal quarters after the Closing Date have been completed and financial statements therefor have been delivered, a minimum “recurring revenue” covenant of at least $185.0 million for any relevant measurement period;

•                       Until the first eight full fiscal quarters after the Closing Date have been completed and financial statements therefor have been delivered, a minimum liquidity covenant of no less than $7.0 million in the aggregate of available commitments under the Revolving Facility and unrestricted cash and cash equivalents of the Borrower and the subsidiary Guarantors credited to deposit accounts maintained with institutions domiciled in the U.S (on a consolidated basis) (excluding, in all cases, any Specified Equity Contributions, whether applied to repay all or any portion of the Revolving Loans or otherwise) (such unrestricted cash and cash equivalents, collectively, the “Domestic Cash”).

For purposes of determining compliance with the Financial Covenants (to the extent applicable), any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Syndication Agent) made to the Borrower after the day on which financial statements are required to be delivered for any fiscal quarter, but on or prior to the day that is 15 business days following such required delivery day (the “Cure Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) no Specified Equity Contributions may be made in consecutive fiscal quarters, (b) there shall be no more than five Specified Equity Contributions in the aggregate during the term of the Credit Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenants, (d) all Specified Equity Contributions shall be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions, and other items governed by reference to Consolidated EBITDA, (e) there shall be no reduction in indebtedness (by netting, prepayment of Loans or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for the fiscal quarter for which such Specified Equity Contribution is deemed applied and (f) 50% of the proceeds received by Borrower from each Specified Equity Contribution shall be promptly used by Borrower to prepay Term Loans. Upon the delivery by the Borrower of written notice that it intends to make a Specified Equity Contribution (to the extent such election is available), any resulting event of default or potential event of default shall be deemed retroactively not to have occurred, subject to the terms and conditions set forth above; provided that if the Specified Equity Contribution is not made before the expiration of the Cure Period, such event of default or potential event of default shall be deemed reinstated. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the commitments under the Revolving Facility, and none of the Collateral Agent, any Lender and any other secured party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy prior to the expiration of the Cure Period solely on the basis of an event of default having occurred and being continuing with respect to the Financial Covenants; provided that the Lenders under the Revolving Facility shall not be obligated to extend credit thereunder during the Cure Period.

Exhibit B-22

Events of Default:

Limited to the following: nonpayment of principal when due; nonpayment of interest after a five business day grace period; nonpayment of fees and other amounts after a five business day grace period; violation of certain covenants with customary grace periods (including, in the case of affirmative covenants (other than notices of default, maintenance of the Borrower’s and the Company’s existence, delivery of annual and quarterly financial reports, delivery of related compliance certificates and the Specified Post-Closing Covenant (such event of default, the “Post-Closing Default”), none of which shall be subject to a grace period), a thirty day grace period after the earlier of (i) notice by the Administrative Agent and (ii) actual knowledge by a responsible officer of the Borrower or any of its subsidiaries); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default (after expiration of any grace periods and subject to cure) and cross acceleration to indebtedness in excess of an amount to be determined; bankruptcy or other insolvency events of Holdings, any other Guarantor, the Borrower or its significant subsidiaries that are non-Guarantors (with a customary grace period for involuntary events); ERISA events subject to a Material Adverse Effect, unsatisfied monetary judgments in excess of an amount to be determined; actual or asserted (in writing) invalidity of material Guarantees or security documents or any material security interest purported to be created thereunder; and change of control (to include a pre- and post-initial public offering provision and with no continuing director prong and such definition shall require (i) the Sponsor (directly or indirectly) to own and control a majority of the voting and economic equity of Holdings, (ii) Holdings to directly own 100% of the equity interests of the Borrower) and (iii) the Borrower to own, directly or indirectly through any person that is a Guarantor, 100% of the equity interests of the Company.

Voting:

Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and unused commitments under the Credit Facilities (the “Required Lenders”), except that (i) at any time when there are two or more unaffiliated Lenders, Required Lenders must include at least two unaffiliated Lenders, (ii) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders or of any other majority or required percentage of the Lenders of any facility or tranche, or any other Lenders) shall be required with respect to only the following: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment), (B) reductions in or forgiveness of principal, interest (other than a waiver of default interest), fees, or (if any) prepayment premiums, (C) extensions of scheduled amortization payments, final maturity, interest, fees, or prepayment premiums, and (D) amendments or modifications to pro rata sharing provisions, (iii) the consent of 100% of the Lenders will be required with respect to only the following: (A) modifications to any of the voting percentages, (B) modifications relating to assignments and participations of Loans to affiliates of the Borrower, and related rights and limitations, (C) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral (in each case, other than as permitted under the Facilities Documentation), and (iv) customary protections for the Administrative Agent, the Syndication Agent, the Collateral Agent, the Swingline Lender and the Issuing Banks will be provided. Defaulting Lenders shall be excluded from both the numerator and the denominator in the calculation of the Required Lenders.

The Facilities Documentation shall contain customary provisions for, on a non pro rata basis, replacing, (i) Lenders claiming increased costs, tax gross-

Exhibit B-23

ups and similar required indemnity payments, (ii) Defaulting Lenders, and (iii) non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders, or of all relevant Lenders directly affected thereby (and for replacing any lender that constitutes a non-extending lender in connection with an extension of the maturity date of the applicable Credit Facility as permitted under the section titled “Final Maturity and Amortization” hereof), so long as Lenders under the relevant Credit Facilities holding more than 50% of the aggregate amount of the loans and commitments under the relevant Credit Facilities shall have consented thereto or participated, as applicable.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, mistake or ambiguity or any error or omission of a technical or administrative nature in the Facilities Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party so long as the Lenders shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

The Facilities Documentation shall permit guarantees, collateral security documents and related documents to be, together with the applicable credit agreements, amended and waived with the consent of the Syndication Agent, without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the credit agreement and the other Facilities Documentation and not adverse to the interests of the Lenders in any material respect.

The Administrative Agent and the Syndication Agent, jointly, shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions.

Cost and Yield Protection:

The Facilities Documentation will include customary tax gross-up, cost and yield protection provisions. The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to customary exceptions, including the requirement to provide applicable tax related documentation, and will include customary mitigation provisions; provided that the tax gross-up will not apply to any United States federal withholding taxes imposed by reason of current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with) and any regulations and official interpretations thereof (including any intergovernmental agreements or “FFI agreements” entered into pursuant to the foregoing). Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III following the Closing Date shall be included in the Facilities Documentation (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities).

Assignments and Participants:

After the Closing Date, the Lenders will be permitted to assign (a) loans and/or commitments under the Term Facility with the consent of the Borrower (and the consent of the Borrower will be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent) and the Syndication Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the

Exhibit B-24

Revolving Facility with the consent of the Borrower (and the consent of the Borrower will be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent), the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no assignment may be made to a natural person, a Disqualified Lender or, except as permitted below, a Restricted Affiliated Lender or Debt Fund Affiliate; provided that, an assignment may be made to a Disqualified Lender upon the occurrence and during the continuance of any (i) payment event of default, (ii) bankruptcy event of default (with respect to the Borrower, the Company or any other Guarantor or borrower), (iii) Financial Covenant event of default to the extent not cured or waived within 30 days of the occurrence thereof, or (iv) event of default arising from the failure to deliver financial statements or compliance certificates to the extent not cured or waived within 30 days of the occurrence thereof, (B) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a Specified Default, (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund, or (iii) with respect to any commitments under the Revolving Facility, if such assignment is to an affiliate of the applicable Revolving Lender and (C) no consent of the Syndication Agent shall be required with respect to an assignment of any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender, an approved fund, or, to the extent any such assignments are made in accordance with all other applicable terms of the Facilities Documentation, the Sponsor, any affiliates of the Sponsor, or Holdings or any of its subsidiaries.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $5 million in the case of the Term Facility and $1 million in the case of the Revolving Facility (or lesser amounts, if agreed among the Borrower, the Administrative Agent and, with respect to the Term Facility only, the Syndication Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Credit Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

The Lenders will be permitted to sell participations in loans and commitments without restriction (other than as set forth below) in accordance with applicable law and subject to limitations set forth in the Facilities Documentation; provided that participations shall not be permitted to be sold to Disqualified Lenders, the Borrower or affiliates of the Borrower, with the administration of such prohibition conducted in a manner set forth in the Facilities Documentation; provided further that, participations shall be permitted to be sold to a Disqualified Lender upon the occurrence and during the continuance of any (i) payment event of default, (ii) bankruptcy event of default (with respect to the Borrower, the Company or any other Guarantor or borrower), (iii) Financial Covenant event of default to the extent not cured or waived within 30 days of the occurrence thereof, or (iv) event of default arising from the failure to deliver financial statements or compliance certificates to the extent not cured or waived within 30 days of the occurrence thereof. Voting rights of participants shall be limited to certain matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

The Facilities Documentation will permit loan buy-back or similar programs and assignments to, and purchases by, the Sponsor and its affiliates

Exhibit B-25

(including, without limitation, Holdings, the Borrower and its subsidiaries but excluding Debt Fund Affiliates (as defined below)) (each, a “Restricted Affiliated Lender”), including through open-market purchases; provided that (i) Holdings and its subsidiaries may only acquire Term Loans and shall cause any Term Loans assigned to it or them to be immediately cancelled, (ii) the aggregate principal amount of Term Loans held by all Restricted Affiliated Lenders together with Debt Fund Affiliates (as defined below) shall not exceed 25% of the aggregate principal amount of Term Loans then outstanding, (iii) Restricted Affiliated Lenders will not receive information provided solely to Lenders and will not be permitted to attend or participate in Lender only meetings, (iv) Restricted Affiliated Lenders may not purchase Revolving Loans or commitments under the Revolving Facility except from a defaulting Revolving Lender, (v) any purchases by Restricted Affiliated Lenders shall require that such Restricted Affiliated Lender clearly identify itself as a Restricted Affiliated Lender in any assignment and assumption agreement executed in connection with such purchases or sales (but no Restricted Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its subsidiaries or their respective securities, and all parties to the relevant transactions shall render customary “big boy” disclaimer letters), (vi) Holdings and its subsidiaries may not make any non-pro rata purchase of any loans and any purchase of loans shall be made by way of “Dutch” auction available to all lenders (and not open market purchases), (vii) the aggregate number of Restricted Affiliated Lenders and Debt Fund Affiliates that hold Loans shall at no time exceed 49% of the aggregate number of Lenders at such time, (viii) for purposes of any amendment, waiver or modification of the Facilities Documentation that does not in each case require the consent of each Lender or each affected Lender or does not adversely affect such Restricted Affiliated Lender (in its capacity as a Lender) as compared to other Lenders, Restricted Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter, (ix) no proceeds of Revolving Loans may be used by Holdings or any of its subsidiaries to acquire Term Loans; (x) no event of default shall be continuing immediately before or after any acquisition of Term Loans by Holdings or any of its subsidiaries and (xi) if the Borrower or any Guarantor is the subject of an insolvency proceeding, Restricted Affiliated Lenders shall grant to the Administrative Agent a power of attorney, giving the Administrative Agent the right to vote the Restricted Affiliated Lenders’ claims in bankruptcy on all matters submitted to the Lenders for a vote, and such claims shall, in any event, be voted in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Restricted Affiliated Lenders, so long as the Restricted Affiliate Lenders are not adversely effected as compared to the other Lenders.

Subject to the foregoing, Debt Fund Affiliates shall be permitted to purchase Loans from the Lenders and shall have all rights of a Lender of the Credit Facilities. “Debt Fund Affiliate” shall mean a debt fund that is an affiliate of the Sponsor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to the Sponsor or any of its affiliates.

Expenses and Indemnification:

The Borrower shall pay (subject to the limitations set forth in the Commitment Letter) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Syndication Agent and the Lenders in connection with the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Facilities Documentation (limited, in the case of legal

Exhibit B-26

fees, to the reasonable and documented out-of- pocket fees, disbursements and other charges of the one primary counsel identified herein or otherwise retained (except in the context of enforcement) with the Borrower’s consent and, if necessary, one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) plus additional counsel desirable due to actual or perceived conflicts of interest (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Joint Bookrunners, the Lenders and their affiliates, and the directors, officers, employees, agents, successors and assigns of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented or invoiced out- of-pocket fees and expenses (limited, in the case of legal fees, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all indemnified parties) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another counsel for such affected indemnified person)) of any such indemnified person (arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from (i)(A) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or any of the officers, directors, employees, agents, advisors, or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non- appealable judgment), (B) a material breach of the Facilities Documentation by any such person or any of its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (C) disputes between and among indemnified persons to the extent such disputes do not arise from any act or omission of the Borrower or any of its affiliates (other than claims against an indemnified person acting in its capacity as Administrative Agent or a Lead Arranger or similar role under the Credit Facilities to the extent that none of the exceptions set forth in clauses (A) and/or (B) immediately above applies to such Person at such time) or (ii) any settlement entered into by such person without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed). Each indemnified person shall refund and return any and all amounts paid by the Borrower to such indemnified person if a court of competent jurisdiction determines in a final and non-appealable determination that such indemnified person was not entitled to indemnification or contribution rights with respect to such payment in accordance with the terms describe above. None of the indemnified persons or the Borrower shall be liable for any special, indirect, consequential or punitive damages in connection with the Credit Facilities (except to the extent of its indemnity or reimbursement obligations hereunder in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with such indemnified person).

Governing Law and Forum:	New York.

Exhibit B-27

ANNEX I

Interest Rates:	Initially, the interest rates under the Credit Facilities will be as follows:

With respect to Revolving Loans, at the option of the Borrower, (i) if the Total Net Leverage Ratio is greater than 3.50 to 1.00, Adjusted LIBOR plus 3.75% or ABR plus 2.75%, (ii) if the Total Net Leverage Ratio is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, Adjusted LIBOR plus 3.25% or ABR plus 2.25%, and (iii) if the Total Net Leverage Ratio is less than or equal to 3.00 to 1.00, Adjusted LIBOR plus 2.75% or ABR plus 1.75%; provided that clause (i) shall apply until delivery by the Borrower to the Administrative Agent of financial statements that includes the first eight full fiscal quarters completed after the Closing Date.

With respect to Term Loans at the option of the Borrower, (i) if the Total Net Leverage Ratio is greater than 3.50 to 1.00, Adjusted LIBOR plus 8.50% (of which 0.50% shall be paid in kind) or ABR plus 7.50% (of which 0.50% shall be paid in kind), (ii) if the Total Net Leverage Ratio is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, Adjusted LIBOR plus 8.00% or ABR plus 7.00% and (iii) if the Total Net Leverage Ratio is less than or equal to 3.00 to 1.00, Adjusted LIBOR plus 7.50% or ABR plus 6.50%; provided that clause (i) shall apply until delivery by the Borrower to the Administrative Agent of financial statements that includes the first eight full fiscal quarters completed after the Closing Date. Any amounts paid in kind shall be capitalized and added to the principal amount of the Term Loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).

Interest shall be payable in arrears for loans accruing interest (a) at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date, and (b) based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest established by the Administrative Agent, from time to time, as its “corporate base rate,” (ii) the Federal Funds Rate plus 1/2 of 1.0%, (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum and (iv) 2.0% per annum.

“Adjusted LIBOR” is the London interbank offered rate for the relevant currency, adjusted for statutory reserve requirements and shall not, for purposes of the Credit Facilities, be less than1.0%.

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the

Exhibit B, Annex I-1

amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Revolving Facility Unused Line Fee:

The Borrower shall pay 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing from the Closing Date calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment.

Exhibit B, Annex I-2

ANNEX II

SOLVENCY CERTIFICATE

[Date]

This solvency certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [ ] of the credit agreement, dated as of [ ] among [ ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [          ] [chief financial officer] [specify other officer with equivalent duties] of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY that as of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans, it is my opinion that:

(a)           The fair value of the assets or properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of the Borrower and its subsidiaries, on a consolidated basis.

(b)           The present fair saleable value of the assets or properties of the Borrower and its subsidiaries, on a consolidated basis (on a liquidation or sum-of-parts basis, whichever is greater), is not less than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on their debts as they become absolute and matured.

(c)           The Borrower and its subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(d)           The Borrower and its subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower and its subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital.

(e)           For purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

(f)            In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the Transactions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit B, Annex II-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as of the date first written above.

By:
Name:
Title: